Exhibit 10.1

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (this “Agreement”) is made and entered into by and between Lyell Immunopharma, Inc. (the “Company”), and the undersigned employee (“Employee”). All capitalized terms used in this Agreement that are not defined herein shall have the same respective meanings as set forth in the Lyell Immunopharma, Inc. Officer Severance Plan, effective July 29, 2019, and amended and restated as of February 11, 2022 (the “Severance Plan”).

RECITALS

WHEREAS, Employee’s employment with the Company terminates effective as of June 16, 2023;

WHEREAS, the Company presented Employee with this Agreement on June 16, 2023 (the “Presentation Date”);

WHEREAS, the Parties wish to resolve fully and finally any and all matters between them including any potential disputes regarding Employee’s employment with the Company or the termination thereof; and

WHEREAS, in order to accomplish this end, the Parties wish to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and for other good and valuable consideration, including the consideration described in Section 4 of this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Separation and Effective Date. Employee’s last day of employment with the Company was June 16, 2023 (the “Separation Date”). This Agreement shall not become effective until the eighth (8th) day after Employee signs this Agreement without having exercised any legal right to revoke this Agreement prior to such date (the “Effective Date”). No payments due to Employee under this Agreement shall be made or begin before the Effective Date.

2.Wage Acknowledgment. Employee acknowledges that, as of the Separation Date, Employee has been properly paid all wages, including bonus or incentive compensation, for all work performed for the Company.

3.Transition Period. Upon request by the Company, Employee shall provide up to ten (10) hours per month of advisory and transition services as an independent contractor to the Company during the period (the “Transition Period”) starting on the Separation Date until the earlier of (i) September 29, 2023 and (ii) the date that the Company terminates Employee’s engagement for Cause as defined in the Severance Plan. As an independent contractor during the Transition Period, Employee will have the right of sole control of the manner and means and methods of performing the services under this Agreement, provided, however, that Employee shall accept any reasonable directions issued by the Company pertaining to the Company’s operations. While providing any such advisory and transition services to the Company during the Transition Period, Employee agrees to (i) act in the best interests of the Company and (ii) use Employee’s reasonable best efforts to promote the success of the Company. As compensation for services Employee provide during the Transition Period, the Company shall pay Employee an hourly fee of $220. Employee’s Continuous Service (as defined in the Company’s 2021 Equity Incentive Plan) shall not terminate by reason of his change of status from employee to independent contractor but shall terminate at the end of the Transition Period.

4.Consideration.

a.In exchange for Employee timely signing and returning the Agreement to the Company (and allowing the releases contained herein to become effective), in each case following the Presentation Date, the release of claims in Section 5 below, the Company will provide Employee with the following amounts and benefits (the “Release Consideration”):

i.The equivalent of twelve (12) months of Employee’s base salary in effect as of the Separation Date plus a pro-rated annual bonus for 2023 paid at target in proportion to the percentage of the year in which Employee was employed by the Company, less applicable taxes, withholdings and deductions (the “Cash Severance Payment”), to which Employee is not otherwise entitled, pursuant to the applicable timing set forth in Section 2.3 of the Severance Plan.

ii.If Employee is eligible for and timely elects group health plan continuation coverage under COBRA, upon Employee’s submission to the Company of evidence of Employee’s and Employee’s dependents, if applicable, enrollment in COBRA, the Company will pay a portion of the Employee’s premiums for the Employee and the Employee’s dependents to continue group medical, vision and dental coverage under COBRA directly to the insurer or COBRA administrator, as applicable, until the earliest of: (A) the date that is twelve (12) months following the Separation Date, (B) the date on which Employee and Employee’s eligible dependents, if applicable, become covered by the group health plan of a subsequent employer and (C) the expiration of Employee’s eligibility for continuation coverage under COBRA (the earliest of clauses (A), (B), and (C) the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by Employee and in effect on the Separation Date. The period of continued benefits under this paragraph shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits above without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu thereof, the Company will pay Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly portion of the premium cost for group medical, vision and dental coverage as was borne by the Company under the level of coverage selected by Employee and in effect on the Separation Date, subject to applicable tax withholding (such amount, the “Special Severance Payment”), provided that any Special Severance Payments that otherwise would be payable prior to or on the Effective Date shall be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the Effective Date, and any remaining Special Severance Payments will be paid in accordance with the schedule described above. Any Special Severance Payments will be made regardless of whether Employee elects COBRA continuation coverage.

iii.If Employee signs this Agreement by July 7, 2023 and does not exercise any legal right to revoke it prior to July 15, 2023, each Company stock option granted to Employee that is outstanding as of the Separation Date (each, a “Stock Option”) shall continue to vest until the end of the Transition Period and shall continue to be exercisable until the earlier of June 30, 2024 and the original expiration date of the Stock Option, subject to the Company’s ability to terminate such Stock Option earlier in the event of a corporate transaction or a dissolution or liquidation of the Company to the extent permitted by the terms of the governing equity plan. Except as provided in the foregoing sentence, the terms of all Stock Options shall remain the same and the Stock Options shall continue to be governed in all respects by the governing equity plan documents and agreements. Employee should consult with Employee’s personal tax advisor regarding the implications of the above-described extension of the post-termination exercise period of any Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

iv.Notwithstanding any contrary provision in Employee’s offer letter dated September 12, 2022 (the “Offer Letter”), Employee shall not be required to repay the Sign-On Bonus Advance provided for in the Offer Letter.

Employee understands, acknowledges, and agrees that these benefits exceed what Employee is otherwise entitled to receive upon Employee’s separation from employment with the Company, and are being given as consideration in exchange for executing this Agreement, including the general release contained herein.

b.Employee Representations. Employee specifically represents, warrants, and confirms that Employee: has read this Agreement and agrees to the conditions and obligations set forth in it; has been advised to consult with an attorney of Employee's choosing before signing this Agreement; has been advised, as required by California Government Code Section 12964.5(b)(4) that Employee has a right to consult an attorney regarding this Agreement and that Employee was given a reasonable time period not less than five (5) business days to do so; knowingly, freely, and voluntarily assents to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants; is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; is not waiving or releasing rights or claims that may arise after Employee signs this Agreement; has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; and has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.

5.General Release.

a.In exchange for the Release Consideration provided in this Agreement, Employee, for Employee and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company, Parent, and each of its and their Affiliates, predecessors, successors, parents, subsidiaries, and assigns, and each of its and their respective officers, directors, principals, shareholders, board members, committee members, insurers, employees, agents, and attorneys, in their corporate and individual capacities, (collectively, the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description, whether known or unknown, from the beginning of time through the Effective Date (the “Released Claims”).

b.The Released Claims include, but are not limited to,

i.Any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, any claim under Title 20 of the State Government Article of the Maryland Annotated Code, the Washington Industrial Welfare Act (IWA), the Washington Law Against Discrimination (WLAD), the Washington Family Leave Act (FLA), the Washington Leave Law, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, the

Washington Equal Pay Opportunity Act (EPOA), the Washington Fair Chance Act (FCA), and including all of their respective implementing regulations and any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.Any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

iii.Any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released; and

iv.Any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

Notwithstanding the foregoing, the Released Claims and the ADEA Release in Section 7 (below) specifically exclude: (i) any rights to workers’ compensation, unemployment, or disability benefits under applicable law; (ii) any rights to file an unfair labor practice charge under the National Labor Relations Act; (iii) any rights to vested benefits under ERISA, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (iv) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies; (v) any rights based on any violation of any federal, state, or local statutory or public policy entitlement that may not be waived under applicable law, such as claims for unemployment benefits and workers’ compensation; (vi) any rights to indemnification, advancement, or contribution; and (vi) any claim that is based on any act or omission that occurs after the date Employee delivers Employee’s signature on this Agreement to the Company.

6.Waiver of Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated in Section 5. Accordingly, Employee expressly waives all rights under Section 1542 of the California Civil Code ("Section 1542") or any similar statute or common law doctrine under applicable law in any other jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED
PARTY.” Employee acknowledges that Employee may later discover claims or facts in addition to or different from those that Employee now knows or believes to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Employee waives any and all claims that might arise as a result of such different or additional claims or facts.

7.Specific Release and Waiver of ADEA Claims. In further consideration of the payments and benefits provided to Employee in this Agreement, Employee irrevocably and unconditionally fully and forever waives, releases, and discharges the Company from any and all claims, whether known or unknown, from the beginning of time through the date of Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”) (the “ADEA Release”), as amended, and its implementing regulations. By signing this Agreement, Employee acknowledges and confirms that:

a.Employee has read this Agreement in its entirety and understands all of its terms;

b.Employee has been advised in writing to consult with an attorney of Employee's choosing before signing this Agreement;

c.Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions in this Agreement including, without limitation, the waiver, release, and covenants;

d.Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

e.Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Employee's choice, although Employee may sign it sooner if desired;

f.Employee understands that Employee has seven (7) days after signing this Agreement to revoke the release in this Section by delivering written notice of revocation to Lynn Seely at lseely@lyell.com by e-mail before the end of the seven (7) day period; and

g.Employee understands that the release in this Section does not apply to rights and claims that may arise after Employee signs this Agreement.

8.No Admission of Liability. Nothing in this Agreement constitutes an admission of liability by the Company, any of the Released Parties or Employee concerning any aspect of Employee’s employment with or separation from the Company.

9.Return of Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents, and files, work product, including any documents (in any recorded media, such as papers, computer disks and other data storage devices, copies, photographs, and maps) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, work product, or information relating in any way to the Company or the Company’s business on any personal computer, device, or account, Employee will return to the Company and then delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Employee executes this Agreement.

10.Cooperation. Employee agrees that after the Separation Date, Employee will reasonably cooperate with and assist the Company (a) to transition Employee's job duties on an as- needed basis by responding to reasonable requests for information and answering questions, and (b) with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make himself or herself available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section 10.

11.Nondisparagement. Employee agrees not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided however that:

a.Employee may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

b.This provision and this Agreement do not prohibit or restrain Employee in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation.

c.This provision and this Agreement do not limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).

d.This provision and this Agreement do not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

e.This provision and this Agreement do not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission; however, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights Employee may have to individual relief based on any claims that Employee has released and any rights Employee has waived by signing this Agreement.

f.This provision and this Agreement do not prohibit Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

For its part, the Company agrees that it will not direct any of its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents to disparage the business or personal reputation of Employee.

12.Neutral References. Any third party seeking a reference for Employee (or otherwise inquiring about Employee’s employment) will be informed of the title of the position last held and the time frames of employment. Inquiries for salary information from a third party will be answered with the individual’s latest salary information only if the inquiry is submitted in writing and expressly authorized by Employee.

13.Employee Invention Assignment and Confidentiality Agreement. Employee acknowledges and reaffirms Employee’s continuing obligations under the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) between Employee and the Company, which is incorporated herein by reference.

14.Section 409A. It is intended that payments and benefits under this Agreement not subject Employee to taxation under Section 409A of the Code and, accordingly, this Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code, or that qualify as “involuntary separation pay” within the meaning of Treas. Reg. §1.409A-1(b)(9) shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything herein to the contrary, in no event shall the timing of Employee’s execution of the release described in Section 5, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. No interpretation or amendment of this Agreement shall require the Company to incur any additional costs or to reimburse Employee for any taxes or penalties that might be imposed upon the Employee as a result of Section 409A of the Code.

15.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect the validity of any other provisions hereof, which shall remain in full force and effect to continue to be binding on the Parties. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

16.Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. The Employee shall not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

17.Third Party Beneficiaries. The Parties acknowledge and agree that each of the Released Parties, including, but not limited to, Parent and each of its Affiliates, is an intended third- party beneficiary of this Agreement and has the right to enforce and benefit from any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

18.Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they are related in any way to the subject matter hereof or thereof, provided, however, that this Agreement shall not supersede the Employee’s obligations in the Employee’s Employment, Confidential Information and Invention Assignment Agreement with the Company, except to the extent that there is a conflict between such agreement and this Agreement, in which case the terms and conditions of this Agreement shall govern.

19.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the state of the Employee’s residence on the Effective Date, without giving effect to its laws pertaining to conflict of laws. If any court or arbitrator of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

20.Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment, waiver, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this

Agreement shall constitute a waiver of that provision as to that or any other instance. Waiver granted as to any one provision herein shall not constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

21.Counterparts. This Agreement may be executed electronically. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Photographic, computerized, electronic, PDF or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Parties have entered into this Separation and Release of Claims Agreement on the date first above written.

Lyell Immunopharma, Inc.

By:
Name: Lynn Seely
Title: President & Chief Executive Officer

EMPLOYEE:

Name: Rahsaan Thompson Date: June 16, 2023

[Signature Page to Separation and Release of Claims Agreement]